CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK[*].

                                   MULTIPLAN, INC.
                           PARTICIPATING FACILITY AGREEMENT

THIS AGREEMENT, effective February 1, 1998 is entered into between MultiPlan, Inc., 115 Fifth Avenue, New York, NY 10003-1004 (Multiplan) and MEDIQUICK SERVICES, L.L.C with principal offices located at 3 Riverway Suite 1416, Houston, TX 77056 (Provider).

WHEREAS, MultiPlan represents and is authorized by various organizations and institutions, including employers, third party administrators and other similar entities (Clients), who provide or administer health care coverage pursuant to a benefit plan, Workers' compensation programs, automobile liability coverage, or other programs (Benefit Programs) for covered individuals (Participants) to establish a preferred provider relationship with Provider as described herein; and

WHEREAS, Provider wants to provide health care services in accordance with the terms of this Agreement;

THEREFORE, in consideration of the foregoing and of the mutual covenants, promises and undertakings herein and intending to be legally bound hereby, the parties agree as follows:

                          A.  RESPONSIBILITIES OF MULTIPLAN

1. NOTIFICATION. MultiPlan agrees to notify its participating Clients that Provider is participating in the MultiPlan network and to distribute to its Clients material made available to MultiPlan by Provider about Provider's services.

2. LIMITATIONS. MultiPlan does not determine benefits eligibility or availability for Clients' Participants and does not exercise any discretion or control as to Clients' Benefit Program assets, with respect to policy, payment, interpretation, practices, or procedures. MultiPlan is not the administrator, insurer, underwriter, or guarantor of Clients' Benefit Programs, and MultiPlan is not liable for the payment of services under Clients' Benefit Programs. Nothing in this Agreement shall be construed as interfering with the freedom of choice of eligible Participants.

3. REFERRALS. MultiPlan shall maintain a twenty-four hour-a-day toll-free telephone referral system for the purpose of advising Clients and Participants of providers in MultiPlan's Network. Provider shall be included in this referral system.

4. GRIEVANCES AND APPEALS. MPI shall maintain a grievance and appeal mechanism that shall be available to Provider as a forum for the resolution of complaints and disputes pertaining to issues arising out of this Agreement including but not limited to reimbursement and quality management issues. In general, utilization management issues will be referred to the Client.
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                           B.  RESPONSIBILITIES OF PROVIDER

1. PROVISION OF HEALTH CARE SERVICES. Provider solely shall be responsible for the provision of health care advice and treatment rendered, ordered, or authorized by Provider, its employees and/or agents, with respect to Participants. Such services shall be provided to Participants, including those covered by Workers' Compensation and auto liability coverage, in accordance with community standards, in the manner in which Provider renders services to other patients, and without discrimination based on sex, race, color, religion, marital status, sexual orientation, age, ancestry, or national origin.

2. LICENSURE AND CERTIFICATION. Provider shall comply with all laws relating to furnishing health care services to Participants and maintain in effect all permits, licenses and governmental approvals which may from time to time be necessary for that purpose. Provider shall maintain Medicare certification, as well as accreditation by JCAHO or another acceptable body. Provider shall deliver to MultiPlan a copy of Provider's current certificate of accreditation which shall be annexed to this Agreement as Exhibit 1. Provider agrees to notify MultiPlan within thirty days of any change in compliance with any of these requirements. Provider shall notify MultiPlan of any pending investigation, action, or sanction against it, any agent and/or any employee, which may materially affect Provider's ability to perform an obligation under this Agreement, or would otherwise bear on a requirement of this paragraph.

3. UTILIZATION. Provider shall cooperate with all reasonable utilization management programs administered by Clients or their designees to the extent that such programs are consistent with community standards.

4. INSURANCE. Provider shall maintain professional liability insurance covering Provider against claims arising out of the services to be performed hereunder in the minimum amounts required by law or, in the absence of statutory requirements, no less than the amounts shown on Appendix A. If the form of insurance is "claims made," Provider shall purchase appropriate tail coverage for claims, demands, or actions made after termination of this Agreement in relation to acts or omissions occurring during the term of this Agreement. Provider shall provide MultiPlan with a copy of its certificate(s) of insurance. Provider shall notify MultiPlan in writing within thirty days of cancellation, non-renewal, and/or any material change in such coverage.

5. PROVIDER GRIEVANCE PROCEDURES. Provider shall maintain procedures for resolving grievances and shall cooperate with any grievance procedures or programs sponsored by MultiPlan, Clients, or their designees. Provider shall notify MultiPlan promptly upon knowledge of any dispute, complaint, or grievance relating to patient care or other disputes involving MultiPlan, its Clients, their designees, or Participants.


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6.   DIRECTORY.  Provider agrees that MultiPlan and/or Clients may use
     Provider's name, address, telephone number and type of services or facilities in any printed directory or other roster of participating Providers.

                                    C.  FINANCIAL

1.   COMPENSATION.

     a. Provider agrees to accept as payment-in-full for covered services rendered to Participants, the amounts due according to Appendix
          A. Negotiated rates offered to MultiPlan shall be above any prompt pay discounts offered to the general public or required by law. If, during the term of this Agreement, Provider enters into any other contract, agreement, or other arrangement under which Provider provides substantially the same services at a negotiated rate(s) less than that set forth in Appendix A, the lower negotiated rate shall apply to covered services rendered under this Agreement.

     b. When Clients or their designees perform utilization reviews and/or bill validations, eighty percent of the amount due according to Appendix A, shall be paid by the Clients prior to any review or validation. Based on the results of the review or validation, Clients shall pay Provider the balance due, or Provider shall make a refund to Client(s) within thirty business days after the date the final approved amount is determined. Clients shall not forfeit the negotiated rate when this procedure is followed.

2. PAYMENT. Provider shall submit claims to Clients on a completed UB92 or other standard billing form providing the same information, and Clients must make payment to Provider within thirty business days of receipt of such claim in order to obtain the benefit of the negotiated rate. Upon request, Provider shall furnish to Client or MultiPlan, all information reasonably required to verify Provider's health care services and the charges for such services.

3. ADJUSTMENTS TO CLIENTS' PAYMENTS. Clients' payments due under this Agreement shall be reduced by any applicable deductibles, co-payments, coinsurance. Provider shall notify Client and MultiPlan of any erroneous claim sent to a Client within sixty days of the date the claim was issued, and of any erroneous payment received within sixty days of the date Client's payment was received.

4. DISPUTED CLAIMS. In the event of a dispute between Provider and a Client regarding billed amounts or payment due, Client shall have the right, upon written notification of MultiPlan about the dispute within sixty days of receipt of the relevant Clean Claim, to withhold payment pending resolution of the dispute. MultiPlan shall make its best efforts to assist the parties in resolving the dispute.

5. PARTICIPANT BILLINGS. Provider agrees to bill the Participant for appropriate co-payments, deductibles, and coinsurance only in the amount of the difference between the amount due for covered services based on Appendix A, and the sum of the amounts paid by the Clients and any other payors. Provider shall not balance bill or attempt to collect compensation from Participants in connection with services covered by Workers' Compensation programs, except as expressly permitted by law.

6. COORDINATION OF BENEFITS. Provider shall cooperate with Clients for purposes of coordinating benefits. When a Client is a primary payor, Provider shall accept from Client as payment in full for covered services the amounts established in Appendix A, less the appropriate deductibles, copayments and coinsurance. When a Client is a secondary payor, Provider shall accept from Client as payment for covered services the difference between the amount set forth in Appendix A, less the sum of the amount paid by the primary payor(s) and the appropriate deductibles, copayments and coinsurance.

7. AUDIT. Upon fifteen business days' written notice, and during MultiPlan's regular business hours, each party shall have the right to audit the other's records pertaining to compensation under this Agreement for a period of six months prior to the date of the notice of audit.

8. SURVIVAL. With respect to services rendered during the term of this Agreement, the rights and obligations set forth in this Section shall survive the termination of the Agreement.

                               D.  TERM AND TERMINATION

1. TERM. This Agreement shall be effective for an initial term of two years from the Effective Date indicated above. Thereafter, this Agreement shall automatically renew for successive one year terms.

2.   TERMINATION.

     a     After the expiration of the initial term, either party may terminate this Agreement by giving no less than ninety days' advance written notice to the other party prior to the expiration of the term then in progress.

     b. Either party may terminate this Agreement for cause due to a material breach by giving thirty days' advance written notice during which the breach may be cured. The notice of termination for cause will not be effective if the breaching party cures the breach to the reasonable satisfaction of the other party within the thirty-day notice period.


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     c.   MultiPlan shall have the right to terminate this Agreement immediately if it determines, in its reasonable discretion, that the health or welfare of Participants is jeopardized by the continuation of the Agreement. Under such circumstances, MultiPlan shall provide written notice to Provider specifying the basis for termination.

3. EFFECT OF TERMINATION. If any Participant remains under Provider's care on the termination date, whether in- or outpatient, Provider shall continue to render appropriate care to such Participant until Provider can arrange for transfer of such care to another Provider. Provider shall make best efforts to transfer such Participants to other MultiPlan providers. Provider shall accept payment from Clients for such post-termination care as if the Agreement had not been terminated.

                                  E.  MISCELLANEOUS

1. INDEPENDENT CONTRACTORS. Each party, including its officers, directors, employees and agents, acts as an independent contractor. Neither party has express or implied authority to assume or create any obligation on behalf of the other. The parties shall maintain a cooperative relationship in order to effectuate this Agreement.

2. INDEMNIFICATION. Each party solely is responsible for its own actions or omissions, and those of its officers, directors, employees and agents, arising in connection with obligations created under this Agreement, including Provider's rendering professional advice and/or treatment. Each party shall hold the other, including its officers, directors, employees, agents, successors and assigns, harmless from and against all claims, liability, damages, and expenses, which may be alleged against or incurred by the other party and are the result of any act or omission in connection with this Agreement.

3. SEVERABILITY AND WAIVER. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. The failure to exercise any right hereunder shall not operate as a waiver of such right. The finding by a court of competent jurisdiction that any provision herein is void shall not void any other valid provision of this Agreement.

4.   CONFIDENTIALITY AND DISCLOSURE.

     a. The parties shall comply with all applicable laws and regulations regarding maintenance and disclosure of Participants' medical records. The names of MultiPlan's Clients shall be kept confidential and shall not be used except as necessary to implement this Agreement.

     b. Neither party shall disclose the negotiated rates and/or the compensation payable to Provider pursuant to the terms of this Agreement, except as may be required in order to comply with this Agreement, or to the extent required by applicable law. In addition, MultiPlan, in its discretion, may release such information to Clients and potential clients as MultiPlan may reasonably determine is required in connection with marketing its products.

     c. MultiPlan and Clients may include Provider's name, address, telephone number, practice specialties, in its directories of participating Providers.

5. NOTICES Any notice required to be given pursuant to this Agreement shall be in writing and delivered by hand, by certified mail/return receipt requested, or by facsimile confirmed with overnight delivery, to the signatories, or their successors if any, at the addresses set forth below.

6. MODIFICATION This Agreement, together with Appendix A and Exhibit 1, constitute the entire agreement between the parties with respect to the subject matter hereof, and as of the date this Agreement is executed by both parties, shall supersede any previous agreements or understandings, written or oral, between the parties. All modifications of the Agreement shall be in writing and signed by both parties.

7. ASSIGNMENT This Agreement may not be assigned by either party without the prior written approval of both parties. Any other attempt at assignment shall be void.

8. GOVERNING LAW. This Agreement shall be governed by the laws of the state in which Provider is licensed to operate.


IN WITNESS HEREOF, the parties have executed this Agreement.

MULTIPLAN, INC.                         MEDIQUICK SERVICES, L.L.C
115 Fifth Avenue
New York New York 10003-1004

By:   /s/             2/9/98             By:     /s/            2/5/98
   --------------------------                ------------------------------
   Donald Rubin       date                    Signature          date
   Chairman                              Ben L. Pierce, General Manager
                                         -----------------------------------
                                         Print Name


                                         3 Riverway, Suite 1416
                                         Houston, TX 77056
                                         Tax I.D. # 76-0550959

                                   MULTIPLAN, INC.
                         PPO PARTICIPATING FACILITY AGREEMENT
                                      APPENDIX A

A.   FEE SCHEDULE

     1. For inpatient and outpatient services covered by group health Benefit Programs rendered to Participants, Provider agrees to accept as payment in full amounts set forth below:

          *

     2. For inpatient and outpatient services covered by Workers' Compensation and/or No Fault Automobile Liability coverage rendered to Participants, Provider agrees to accept as payment in full the following:

          *

          *

B.   LICENSURE
     Provider is licensed in the state of N/A

C.   ACCREDITATION
     Provider is accredited by: N/A

          JCAHO ____________________ accreditation period ending __________ Other (specify): _________ accreditation period ending __________

               (Certificate attached as Exhibit 1)

D.   INSURANCE
     Provider shall maintain malpractice insurance no less than the following amounts:

     $ 300,000        per occurrence; $1,000,000        annual aggregate.
      --------------                   ---------------
     Carrier ESSEX INSURANCE COMPANY.
             ---------------------------------


----------------
*This information has been omitted from this exhibit and is subject to a request for confidential treatment. In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended, such information has been filed separately with the Securities and Exchange Commission.

                                   MULTIPLAN, INC.
                         PPO PARTICIPATING FACILITY AGREEMENT
                                      EXHIBIT 1
                             CERTIFICATE OF ACCREDITATION
                                    (cover sheet)